AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2001

1933 Act File No. 333-54770
1940 Act File No. 811-05557

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2/A

(Check appropriate box or boxes)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 [X]

Pre-Effective Amendment No. __ [_]

Post-Effective Amendment No. 1 [X]

and/or

REGISTRATION STATEMENT
UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

Amendment No. 27 [X]

PROSPECT STREET HIGH INCOME PORTFOLIO INC.
(Exact Name of Registrant Specified in Charter)

13455 Noel Road, Suite 1300
Dallas, Texas 75240
(Address of Principal Executive Offices)

(877) 532-2834
(Registrant's Telephone Number, Including Area Code)

James D. Dondero, President
Highland Capital Management, L.P.
13455 Noel Road, Suite 1300
Dallas, Texas 75240
Name and Address (Number, Street, State, Zip Code) of Agent for Service

With copies to:

Stuart H. Coleman, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

Approximate Date of Proposed Public Offering: As soon as practical after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [ ]

It is proposed that this filing will become effective when declared effective pursuant to section 8(c). [X]

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Auction Rate Cumulative Preferred Shares, par value $0.001 per share	3,000	$25,000	$75,000,000	$18,750

(1) (2)	Estimated solely for the purpose of calculating the registration fee. Registration fee previously paid on March 8, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART C -- OTHER INFORMATION

ITEM 24.      FINANCIAL STATEMENTS AND EXHIBITS

           (1)      FINANCIAL STATEMENTS:

(i) (ii) (iii) (iv) (v) (vi) (vii) (viii) (ix)	Schedule of Investments as of October 31, 2000.
Balance Sheet as of October 31, 2000.
Statement of Assets and Liabilities for the fiscal year ended October 31, 2000.
Statement of Cash Flows for the fiscal year ended October 31, 2000.
Statement of Changes in Net Assets for the fiscal years ended October 31, 2000 and 1999.
Financial Highlights for each Share of Common Stock Outstanding for the ten fiscal years ended
October 31, 2000.
Information Regarding Senior Securities for the ten fiscal years ended October 31, 2000.
Notes to Financial Statements for the fiscal year ended October 31, 2000.
Report of Independent Auditors dated December 14, 2000.

Statements, schedules and historical information other than these listed above have been omitted since they are either not applicable, or not required or the required information is shown in the financial statements or notes thereto.

           (2)      EXHIBITS

(a)(1)	Articles of Amendment and Restatement*

(2)	Articles of Amendment

(b)	Amended and Restated By-Laws*

(c)	Not applicable

(d)(1)	Form of Articles Supplementary Creating Auction Rate Cumulative Preferred Shares

(2)	Form of specimen certificate of Auction Rate Cumulative Preferred Shares*

(e)	Dividend Reinvestment Plan of Registrant*

(f)	Not applicable

(g)	Advisory Agreement between Registrant and Highland Capital Management, L.P.*

(h)(1) (2)	Form of Underwriting Agreement* Form of Master Agreement Among Underwriters*

(i)	Not applicable

(j)	Custodian Agreement between Registrant and State Street Bank and Trust Company*

(k)(1)	Registrar, Transfer Agency and Service Agreement between Registrant and State Street Bank and Trust Company*

(2)	Form of Auction Agency Agreement*

(3)	Form of Broker-Dealer Agreement*

(4)	Form of DTCC Letter of Representation as to Preferred Shares*

(l) (1) (2)	Opinion and Consent of Stroock & Stroock & Lavan LLP* Opinion and Content of Piper Marbury Rudnick & Wolfe LLP*

(m)	Not applicable

(n)	Consent of Independent Auditors*

(o)	Not applicable
(p)	Not applicable

(q)	Not applicable

(r)	Code of Ethics of Registrant*

(s)	Power of Attorney*

__________

*	Previously filed.

ITEM 25.      MARKETING ARRANGEMENTS

                      See Form of Underwriting Agreement previously filed.

ITEM 26.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                       The following table sets forth the expenses to be incurred in connection with the Offer described in this Registration Statement:

Registration fees Rating Agency fees Costs of printing and engraving Accounting fees and expenses Legal fees and expenses Miscellaneous Total	$ 19,000 $ 55,000 $ 40,000 $ 15,000 $206,000 $ 15,000 $350,000 ==========

ITEM 27.      PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

                       Not applicable.

ITEM 28.      NUMBER OF HOLDERS OF SECURITIES (AS OF MARCH 9, 2000)

Title of Class Common Stock	Number of Record Holders 2,029

ITEM 29.      INDEMNIFICATION

          Reference is made to the Registrant’s Articles of Amendment and Restatement filed as Exhibit 2(a), the Registrant’s Amended and Restated By-laws filed as Exhibit 2(b), the Underwriting Agreement filed as Exhibit 2(h) and the Advisory Agreement filed as Exhibit 2(g), which provide for indemnification or contribution. The Registrant’s officers, Directors and agents also have the benefit of the Maryland General Corporation law provisions regarding indemnification and insurance, including but not limited to Section 2-418 and Section 2-405.2 thereof, subject also to the indemnification permitted under Sections 17(h) and 17(i) of the 1940 Act and the regulations and releases promulgated by the Securities and Exchange Commission thereunder.

          Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the "Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 30.      BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

                       The description of the business of Highland Capital Management, L.P. is set forth under the caption "Management of the Fund" in the Prospectus forming part of this Registration Statement.

                       The information as to the Directors and officers of Highland Capital Management, L.P. set forth in Highland Capital Management, L.P.'s Form ADV filed with the Securities and Exchange Commission on February 22, 1999 (File No. 801-54871) and as amended through the date hereof is incorporated herein by reference.

ITEM 31.      LOCATION OF ACCOUNTS AND RECORDS

                       The accounts and records of the Registrant will be maintained at its offices and at the offices of Highland Capital Management, L.P., the Fund's investment adviser, located at 13455 Noel Road, Suite 1300, Dallas, Texas 75240.

                       State Street Bank and Trust Company, located at Two Heritage Drive, North Quincy, Massachusetts 02171, maintains all records in its capacity as Custodian for the Registrant's assets. State Street Bank and Trust Company, located at 225 Franklin Street, Boston, Massachusetts 02110 maintains all records required in its capacity as the Registrant's Registrar and Transfer Agent.

ITEM 32.      MANAGEMENT SERVICES

                       Not applicable.

ITEM 33.      UNDERTAKINGS

            (1)       The Registrant hereby undertakes to suspend the offering of its Preferred Shares until it amends its Prospectus if (a) subsequent to the effective date of its Registration Statement, the net asset value declines more than 10 percent from its net asset value as of the effective date of the Registration Statement or (b) the net asset value increases to an amount greater than its net proceeds as stated in the Prospectus.

            (2)      Not applicable.

            (3)       Not applicable.

            (4)       Not applicable.

            (5)       The Registrant hereby undertakes that:

(a) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (6)      The Registrant hereby undertakes to send by first class mail or other means designed to ensure equally prompt delivery, within two business days of receipt of an oral or written request, its Statement of Additional Information.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of March, 2001.

PROSPECT STREET® HIGH INCOME PORTFOLIO INC. By: /s/ James D. Dondero James D. Dondero, President

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James D. Dondero James D. Dondero	President and Chairman of the Board	March 19, 2001

/s/ Timothy K. Hui Timothy K. Hui	Board member	March 19, 2001

/s/ Scott F. Kavanaugh Scott F. Kavanaugh	Board member	March 19, 2001

/s/ John William Honis John William Honis	Board member	March 19, 2001

/s/ James F. Leary James F. Leary	Board member	March 19, 2001

*By: /s/ R. Joseph Dougherty
         R. Joseph Dougherty
         as attorney-in-fact

FORM N-2

PROSPECT STREET HIGH INCOME PORTFOLIO INC.

EXHIBIT INDEX
Exhibit Number (b)(2) (d)(1)	Document Description Articles of Amendment Form of Articles Supplementary Creating Auction Rate Cumulative Preferred Shares